Exhibit 4(a)(b)

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                                 [OM Financial Life Insurance Company]

                                 A STOCK COMPANY
                                 Old Mutual Financial Network Separate
                                 Account VA
                                 Home Office: [Baltimore, Maryland]

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              GROUP FLEXIBLE CONTRIBUTION DEFERRED VARIABLE ANNUITY

                   Investment Experience Reflected in Benefits
          Variable and Fixed Interest Accumulation Before Annuity Date
                      (According to Your Allocation and if
                               Attached by Rider)
                Annuity Payments Payable in Fixed Dollar Amounts
          Guaranteed Death Benefit Proceeds Payable Before Annuity Date
                                Nonparticipating


This Certificate is issued to the Owner named on the Information page and is evidence of the Owner's interest under the Group Contract. The Group Contract is issued to the Contractholder by the Company.

You have purchased an annuity Certificate. This Certificate is issued in consideration of the application and payment of the initial contribution.

READ YOUR CERTIFICATE CAREFULLY. This Certificate is part of a legal Contract between the Contractholder and the Company. It is evidence of your benefits under that Group Contract. We agree to pay the benefits provided under this Certificate, subject to its provisions. This annuity contains terms and provisions that are applicable to all Owners under the Group Contract. A copy of the Group Contract is held by the Contractholder. The terms of this Certificate are contained on this page and those which follow. References to features and benefits not fully described herein may be provided by rider(s) attached to and made a part of this Certificate.

RIGHT TO CANCEL. It is important to us that you are satisfied with this Certificate and it meets your goals. If you decide not to keep this Certificate, return it within 10 days after you receive it. It may be returned to any of our agents or it may be mailed to us. The return of this Certificate will void it from the beginning. If allowed by state law, the amount of the refund will equal any contributions paid less withdrawals, adjusted by investment gains and losses. Otherwise, the amount of refund will be the contributions paid less withdrawals.

You may allocate contributions among subaccounts of the Old Mutual Financial Network Separate Account VA (the Separate Account) and any fixed interest options. Any amounts directed into one or more of the subaccounts will reflect the investment experience of those subaccounts. THE AMOUNTS ADDED TO ANY SUBACCOUNTS PROVIDED UNDER THIS CERTIFICATE ARE ON A VARIABLE BASIS, MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. YOU HAVE THE INVESTMENT RISK INCLUDING LOSS OF PRINCIPAL.

Any payments and values provided by any fixed interest option are guaranteed by us as described in the Certificate. Carefully review this Certificate for limitations. Cancellation may result in a substantial penalty known as a withdrawal charge.
Signed for the Company.


Bruce G. Parker Jr.
       President]

AGENT NAME AND ADDRESS:    (If applicable)  Countersigned at:
                           City:                   State:         Date:
                           By Agent:

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TABLE OF CONTENTS

Annuity Benefits .......... .......... . .......... ..........15-17
Annuity Options ... .......... .......... .......... ........ 16-17
Beneficiary............. .......... .......... ...............  7-8
Death Benefit ................ .......... .......... .........13-14
Definitions .......... .......... ................................5
Fees, Charges, Deductions .......... .......... .......... ...10-11
General Provisions .......... .......... .......... ..........  5-7
Information Page .......... .......... .......... ................3
Ownership .................... .......... .......... ........... .7
Overview .......... .......................... ...................2
Contributions .......... ....... .................................8
Subaccount Investment Options ..................................8-9
Transfers .......... .......... ............................... .11
Values .......... .......... .......... .......................9-10
Withdrawals .......... .......... .......... .................11-12



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OVERVIEW

This is a variable annuity Certificate offering a variety of investment options. After an initial contribution, you may make additional contribution payments at your discretion, subject to minimum contribution requirements. You may allocate all or part of your contributions among any subaccounts. Your value will go up or down based on any investments allocated to the subaccounts.

As a deferred annuity, your Certificate has an accumulation (or deferral) phase and an annuity income phase. During the accumulation phase, earnings left in the Certificate are not taxed, you can invest additional contributions into the Certificate, transfer amounts among the options, and withdraw some or all of the Contract value (subject to any restrictions, fees, or charges as described in the then current Separate Account's for Certificate and riders). Your contribution(s) and any interest credited thereon accumulate until the annuity date. If you die during the accumulation phase, a death benefit is payable.

The accumulation phase ends and the annuity income phase begins on a date you select. This Certificate will be issued with an annuity date, which is the later of: the anniversary nearest the annuitant's, or the oldest annuitant's if a second annuitant is named, 90th birthday; or 14 years from the date of issue. In no event may the annuity date be later than the Certificate anniversary following the annuitant's (or the oldest annuitant's if a second annuitant is named) 100th birthday. If you requested a specific annuity date on the application, that date is shown. You may change the annuity date by Written Request before it actually begins, provided it does not extend beyond the anniversary following the oldest annuitant's 100th birthday, or earlier, as required by any applicable state law. During the annuity income phase, we will make periodic annuity payments to you or to a person you select. On the annuity date, we will apply the withdrawal value to the annuity option in effect. You may select payments that are guaranteed to last for the annuitant's entire life or for some other period. Annuity payments are fixed in dollar amount where all or a portion of each payment will be taxable.

INFORMATION PAGE

------------------------------- -------------------------- ------------------------------------
Certificate Number:   0000000   Contract Number:  300106   Contract   Holder:    Trustee   for
                                                           Fidelity  and  Guaranty  Life Group
                                                           Insurance Trust (III)
------------------------------- -------------------------- ------------------------------------
Owner(s) Name(s): John Harford  Birth Date(s): February 01, 1969
 John Doe
------------------------------- -------------------------- ------------------------------------
John Doe                        March 03, 1969
------------------------------- -------------------------- ------------------------------------
Annuitant(s) Name(s): John      Birth Date(s): February    Date of Issue: May 1, 2007
Doe 01, 1969
------------------------------- -------------------------- ------------------------------------
                                                           Certificate Anniversary:
John Harford                    March 05, 1969             December 1st
------------------------------- -------------------------- ------------------------------------
Annuitant's               Sex:  Joint   Annuitant's  Sex:  Annuity Date: December 1, 2069
Male                            Female
------------------------------- -------------------------- ------------------------------------
Beneficiary:  Beneficiary  is as named in the  application  or in the most recent  beneficiary change sent to our home office.
-----------------------------------------------------------------------------------------------
     (Second named annuitant, if any, is the joint or contingent annuitant, as applicable.)

Annuity  Option:  Option 2. Life Income With A Guaranteed  Period of 10 Years
(This annuity  option is described in the annuity Benefits section.)

------------------------------ ---------------------- ---------------------- ------------------
 Options                       Initial Contribution   Allocation Percentage    Interest Rate
                                     Allocated                                   Guarantee
------------------------------ ---------------------- ---------------------- ------------------
   6 Month Dollar Cost                $10,000                  20%              3.75% for 6
   Averaging                                                                    months
   Fixed Interest^
------------------------------ ---------------------- ---------------------- ------------------
   12 Month Dollar Cost               $10,000                  20%             4.75% for 12
   Averaging                                                                   months
   Fixed Interest^
------------------------------ ---------------------- ---------------------- ------------------
  Fixed Interest[^]                   $10,000                  20%             2.25% for 12
                                                                               months
------------------------------ ---------------------- ---------------------- ------------------
  Subaccounts[^^]                     $20,000                  40%                  NA
------------------------------ ---------------------- ---------------------- ------------------
Total Contract Value/Initial
Contribution Paid:                    $50,000                 100%

 ^ Any additional contributions paid will be credited with the then current interest rate and will be guaranteed for the same period of time that the initial rate was guaranteed. The guaranteed minimum interest rate is 1.00-3.00% annually.

 ^^Subaccounts options are not guaranteed and may be changed by the Company subject to applicable state and federal law.

  Guaranteed Minimum Withdrawal Benefit Rider (GMWB): Withdrawal Limit is 5.00%.
  The fee is: (single owner) 0.70%; (joint spousal owner) 0.85%. This rider fee may be increased (and may continue upon any spousal continuation) subject to a guaranteed maximum fee of: (single owner) 0.90%; (joint spousal owner) 1.05%.

  Guaranteed Minimum Death Benefit Rider (GMDB): This fee is 0.20%. This rider fee may be increased (and may continue upon any spousal continuation) subject to a guaranteed maximum fee of 0.30%

  Enhanced Guaranteed Minimum Death Benefit Rider (GMDB): The GMDB accumulates at a 5.00% annual rate until Owner's age 80 (not to exceed contributions paid, less adjusted withdrawals multiplied by 200%) Withdrawal Limit is 5.00%. The fee is 0.50%. This rider fee may be increased (and may continue upon any spousal continuation) subject to a guaranteed maximum fee of 0.70%

Fees, Charges, and Limitations
----------------------------------------- ------------- -------------- ---------------------
Types                                     Amount           Maximum     Frequency
----------------------------------------- ------------- -------------- ---------------------
Certificate Fee                           $20.00        $50.00         Monthly
----------------------------------------- ------------- -------------- ---------------------
Mortality and Expense Charge (M&E)  (NA)  0.00%         0.00%-2.00%    Annually; deducted
                                                                       daily.
----------------------------------------- ------------- -------------- ---------------------
Transfer Fee                              $0.00         $0.00 - 2.00%  Per transfer
----------------------------------------- ------------- -------------- ---------------------
Administration Fee                        .05% for      .05%  in  all  Annually;   deducted
                                          first 5       years          daily
                                          years
----------------------------------------- ------------- -------------- ---------------------
Minimum Transfer Amount                   $500.00       NA             NA
----------------------------------------- ------------- -------------- ---------------------
Minimum Additional Contribution/Minimum   $50.00        NA             NA
Contribution
 Allocation
----------------------------------------- ------------- -------------- ---------------------
Minimum Contract Value                    $2,000.00     NA              NA

----------------------------------------- ------------- -------------- ---------------------
Minimum Contract Value                    $500          NA              NA
----------------------------------------- ------------- -------------- ---------------------

                                       3

 INFORMATION PAGE (Cont'd)

Withdrawal Charges:   (NA)
Years Since Receipt of Contribution

  Year 1  Year 2  Year 3  Year 4   Year 5  Year 6  Year 7   Year 8   Year 9   Year 10 Year 11
-------- -------- ------ -------- -------- ------ --------- -------- -------- ------- -------
  9.0%    9.0%    8.0%    7.0%     6.0%    5.0%     4.0%     3.0%     2.0%     1.%      0%
-------- -------- ------ -------- -------- ------ --------- -------- -------- ------- -------

Riders and Endorsements Attached:
o  Guaranteed Minimum Death Benefit Rider, OM GMDBVA - E (2007)
o  Guaranteed Minimum Death Benefit Rider, OM GMDBVA (2007)
o  Guaranteed Minimum Withdrawal Benefit Rider, OM GMWB-RIA1 (2007)
o  Dollar Cost Averaging Fixed Interest Option Rider, OM DCAVA (2007)

The information regarding the owner, beneficiary, annuitant, annuity option, and annuity date is subject to any change submitted and on record. Certain optional features available post issue. If elected, feature will added based on the current cost.]

DEFINITIONS

Accumulation Units              These are accounting units of measure used to
                                calculate the Contract Value allocated to any subaccounts during the accumulation phase of this Certificate.

Age Any provisions referring to age mean the age at the last birthday.

Annuitant                       The natural person on whose life the amount and
                                duration of annuity payments may depend. A joint annuitant or a contingent annuitant is a second person on whose life the amount and duration of annuity payments may depend. The annuitant may not be changed on or after the annuity date.

Annuity Date                    The date the annuity payments begin and is shown
                                on the Information page. The annuity option and the amount and frequency of annuity payments become fixed on this date. You may change this date prior to receiving annuity payments.

Annuity Option                  One of the annuity options described in the
                                Annuity Benefits section.

Beneficiary                     The person last named by the Owner or his or her
                                designee to receive the proceeds upon the death of the Owner. The beneficiary or contingent beneficiary may also become the Owner of this Certificate as described under the Death of Owner provision in the Death Benefit section.

Business Day                    Any day on which the value of an amount invested
                                in a subaccount is required to be determined by applicable law which currently includes each day that both the New York Stock Exchange is open for trading and our administrative offices are open. If any transaction or event under this Certificate is scheduled to occur on a day that does not exist in a given calendar period, or on a day that is not a business day, such transaction or event will be deemed to occur on the next following business day, unless otherwise stated.

Calendar Year                   A one-year period beginning January 1 and ending
                                December 31.

Certificate Anniversary         The Certificate anniversary is the day and month
                                that coincide with the date of issue in
                                subsequent years after issue. References to the "prior certificate anniversary" during the first year following the date of issue shall be deemed to refer to the date of issue.

Code The Internal Revenue Code, as amended. All references in this Certificate or in any attached rider, to any section of the Code or regulations include any amended or successor sections or regulations, as appropriate or required.

Date of Issue                   The date we issued the Certificate is shown on
                                the Information page. Certificate months, quarters, semiannual periods, years, and anniversaries are measured from this date. If applicable, any references to prior anniversaries before the first mean the date of issue.

First In/First Out "FIFO"       For purposes of withdrawals, the oldest
                                contribution per option allocation is considered withdrawn first, the next oldest contribution is considered withdrawn next, and so on (a "first in, first out," or "FIFO," procedure).

General Account                 The account consists of our assets other than
                                those assets allocated to any other separate account.

Group Contract                  The Group Flexible Contribution Deferred
                                Variable Annuity Contract under which this Certificate is issued.

Nonnatural Person               A corporation, trust, estate, partnership, or
                                other non-individual.

Owner The person named in the application or in the most recent change on record entitled to Ownership rights stated in this Certificate. "Owner" includes any person who succeeds to the Ownership rights of this Certificate under the Death of Owner provision in the Death Benefit section.

Qualified Plans                 The trustee of a plan qualified under section
                                401(a) of the Code may own this Certificate as a plan investment. However, the trustee may not transfer ownership of this Certificate to any participant under such a plan to provide plan benefits.

SEC                             The Securities and Exchange Commission.

Separate Account                An account established by the Company to use for
                                its financial investments.

Subaccount                      This is a division within the separate account
                                for which accumulation units are separately maintained. Each subaccount corresponds to a single underlying non-publicly traded portfolio.


We, Our, Us, Company            [OM Financial Life Insurance Company.]

Written Request                 A request written to us and received by us on a
                                form satisfactory to us.

You, Your                       The Owner.

------------------------------- ------------------------------------------------

GENERAL PROVISIONS

Any reference to annuitant, joint annuitant, beneficiary, contingent beneficiary, irrevocable beneficiary, Owner, and/or contingent annuitant, payee, may include multiple persons.

 Assignment                    Before the annuity date, You may assign all
                                rights and benefits under this Certificate. We will not be responsible for the validity or sufficiency of any assignment. To be binding on us, an executed assignment must be by Written Request and consented to by any irrevocable beneficiary. Your rights and any beneficiary's interest will be subject to the assignment. Assignment of this Certificate may subject you to income and gift tax.

 Changes to Certificate         After we receive and record a Written Request
                                for a change in Owner, annuitant, or
                                beneficiary, the change will take effect on the date the request was originally signed, even if the Owner who signed the request has since died.
                                The change will be subject to any payments made or actions taken by us before the Written
                                Request for change was received and recorded.

                                We may require the return of this Certificate for endorsement or otherwise in the event of a change in Owner, annuitant, beneficiary, annuity option, or other change. We reserve the right to issue a revised Information page in the event of any change to this Certificate.

Compliance With Internal
Revenue Code                    This Certificate will be interpreted in a manner
                                consistent with the requirements of the Code
                                section 72(s).

                                We reserve the right to amend this Certificate from time to time to comply with any changes in the Code, regulations issued thereunder, and administrative rulings. Any such amendment will be promptly mailed to you at your last known address.

Conformity With Statues         If any provision in this Certificate is in
                                conflict with the laws of the state which govern this Certificate, the provision will be deemed to be amended to conform with such laws.

Entire Contract                 The entire Contract between the Contract holder
                                and us consists of:
                                o  The Group Contract;
                                o  The Contract holder's application, a copy of
                                   which is attached and made a part of the Contract;
                                o  All amendments, endorsements and riders which
                                   are attached; and
                                o  The entire Contract as to each Owner.
                                o  The Group Contract issued and held by the
                                   Contract holder;
                                o  This Certificate;
                                o  The application, a copy of which is attached
                                   and made a part of this Certificate; and
                                o  All amendments, endorsements, riders
                                   or revised Information page(s) which
                                   are attached to or mailed to your last
                                   known address.

                                Only the President, the Secretary, or a Vice
                                President in our home office can agree to change or waive any provisions which are part of the entire contract. The change or waiver must be in writing.

Incontestability                We will not contest this Certificate after the
                                date of issue, except as provided in the Misstatement of Birth Date or Sex provision.

Notification of Death           The death of any Owner or annuitant must be
                                reported to us immediately. We are entitled to recover immediately any overpayments made because of a failure to notify us of any such death. We are not responsible for any incorrect payments which result from a failure to immediately notify us of the death of any Owner or annuitant. From time to time, we may require proof that the Owner or annuitant is still alive and may withhold any payments until such proof is received by us.

Protection of Benefits          Only you can assign, encumber, or pledge any
                                benefit paid under this Certificate. To the extent permitted by law, no benefit paid, or to become payable, will be subject to any claim or process of law by any creditor.

Statement of Values             At least quarterly, we will send you a report
                                with your current values, including any
                                contributions received, transfers, withdrawals, withdrawal charges, any charges or fees incurred since the last report, and any other information that may be requested.

Termination                     We have the right to terminate if a partial
                                withdrawal leaves less than $2,000 account value or if no contributions are paid in last 36 months and contract value is less than $2,000.

                                The group Contract will not terminate unless there is no longer a Certificate Owner remaining under that Contract.

------------------------------- ------------------------------------------------

OWNERSHIP

Ownership Rights                      This  Certificate  belongs to you.  During
                                      your lifetime, you may:
                                      o  Exercise any of the rights under this
                                         Certificate.
                                      o  Assign this Certificate.
                                      o  Subject to our agreement, change or
                                         amend this Certificate.

                                The Death of Owner provision in the Death
                                Benefit section describes to whom Ownership of this certificate will pass at the death of an Owner.

Joint  Owners                   Two natural persons may be named as Joint
                                Owners. They will own this Certificate as joint tenants with rights of survivorship. While both are alive, each must sign any Written Request made under this Certificate.

Change of Owner                 You may change ownership of this Certificate by
                                Written Request. The new Owner's age may not exceed our then current underwriting requirements for new Certificate issues. A change in Ownership of this Certificate may have tax consequences. Please consult a tax advisor.

------------------------------- ------------------------------------------------

BENEFICIARY

Adding or Changing
Your Beneficiary                Before the annuity date, you may add, change, or
                                remove any beneficiary or any contingent beneficiary by Written Request. On or after the annuity date, you may change the beneficiary or contingent beneficiary by Written Request if the annuity option in effect is annuity option 1, 2, 5, or 7. The Written Request must be received at our home office or any administrative office that we maintain while you are alive.

                                A beneficiary named irrevocably may not be added, changed, or removed without the written consent of that beneficiary.

Payment to Beneficiary          Before making any payment, we may require
                                evidence as to the identity, age, and other facts about any person or class designated as the beneficiary. We are entitled to make payments based on that evidence. Unless otherwise instructed, if there is more than one beneficiary, any proceeds payable will be distributed equally among the beneficiaries.

------------------------------- ------------------------------------------------

CONTRIBUTIONS

Contributions                   An amount paid to us, by or on behalf of an
                                Owner, as consideration for the benefits provided under this Certificate. The initial contribution is paid on the date of issue and is shown on the Information page. At any time before the annuity date, additional contributions may be made in any amount equal or greater than the additional minimum contribution shown on the Information page. Contributions should be made payable to us. We reserve the right to limit the number of contributions in any year.

Allocation                      The initial contribution will be allocated
                                pursuant to your allocation instructions as of the date of issue. However, where a governmental authority requires that we return your contribution if you cancel your Contract during any right to cancel period, all initial contribution allocated to subaccounts will be allocated to the money market subaccount until the right to cancel period is ended, and then will be allocated pursuant to your instructions.
                                You may change allocation of any additional contributions. Allocations must be in whole percentages with a 1.00% minimum allocation and a total of 100%. Allocations which fall below the minimum amount shown on the Information page may be transferred to the applicable money market account.

                                If you make any contribution payment by check, other than a cashier's check, we may delay making payments to you until your check has cleared. Contributions must be in United States currency and from U.S sources.

-------------------------------- -----------------------------------------------

SUBACCOUNT INVESTMENT OPTIONS

Separate Account                The separate account is a separate investment
                                account of ours. The separate account is divided into subaccounts that invest in underlying funds.

                                The assets of the separate accounts are our property. However, they are not credited with earnings or charged with liabilities arising out of any business we may conduct.

Selecting Your Investments      You may allocate your contribution among
                                subaccounts. We may restrict allocation of contributions and transfers.

                                Please read the Certificate prospectus for more information about the separate account and the available subaccounts. Please read the prospectuses for more information about the portfolios underlying the subaccounts.

Valuation of Assets             We will determine the value of the assets of
                                each subaccount at the close of trading on the New York Stock Exchange on each business day.


Substitution of Portfolios      An underlying portfolio may, in our judgment,
                                become unsuitable for investment. If that occurs, we have the right to substitute another portfolio of the same series fund or to invest in another series fund. We would first notify the Securities and Exchange Commission. Where required, we would also seek approval from the insurance department of the state where this Certificate is delivered. You will be notified of any material change in the investment policy of any subaccount underlying portfolio in which you have an allocated interest.

-------------------------------- -----------------------------------------------

VALUES

Contract Value                  On the Certificate's date of issue, the Contract
                                value equals the initial contribution paid. On any business day thereafter, the Contract value equals the total of any Contract value allocated to any subaccounts; plus any values allocated to any fixed interest options. The Contract value is expected to change from day to day. It will reflect the expenses and investment experience of any subaccounts and any interest earned in any fixed interest options as well as deductions for policy fees and charges.

Withdrawal Value                The withdrawal value is the Contract value less
                                any applicable withdrawal charges and fees.

Basis of  Values                All benefits, values, and reserves are at least
                                equal to or exceed those required by the state in which the Certificate is delivered.

Subaccount Value                Contributions or transfers allocated to the
                                subacccounts are accounted for in accumulation units. Each transaction to or from the subaccount will increase or decrease the number of subaccount accumulation units. The number of subaccount accumulation units will increase when contributions or transfers are credited to that subaccount. The number of subaccount accumulation units will decrease when a partial withdrawal is taken from that subaccount, a transfer is made from that subaccount, or when we deduct the Certificate fee. The increase or decrease will equal the dollar value of the transaction divided by the accumulation unit value as of the business day of that transaction.

                                The minimum amount, which can remain in any option as a result of a transfer, is shown on the Information page. Any amount below this minimum will be included in the amount transferred. If the value of any subaccount falls below the minimum amount shown on the Information page, we may transfer the remaining balance, without charge, to any applicable money market subaccount.

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VALUES (Cont'd)

Subaccount Value (Cont'd)       For each subaccount, the value of an
                                accumulation unit is set when the subaccount is established. Each subaccount's accumulation unit value reflects the investment performance of that subaccount. The subaccount accumulation unit value may increase or decrease from one business day to the next. Each subaccount's value is calculated at the end of each business day and is equal to the current value of an accumulation unit (unit value), multiplied by the total of the following:
                                1.  the number of accumulation units held
                                    in any subaccounts as of the prior
                                    business day; plus
                                2.  any units purchased by contributions
                                    allocated to the subaccount; plus
                                3.  any units purchased by any transfers
                                    into the subaccount; minus
                                4.  any units redeemed by any partial
                                    withdrawals including any withdrawal
                                    charges (if applicable) thereon, minus
                                5.  any units redeemed by transfers from
                                    any subaccounts including any transfer
                                    fee thereon; minus,
                                6.  on the Contract monthiversary, the
                                    units redeemed for its share of the
                                    Certificate fee.

Unit Value Calculation          The subaccount accumulation unit value is
                                determined once daily at the close of business
                                of the New York Stock Exchange on days when it
                                is open for business. The accumulation unit
                                value for each subaccount is determined by:
                                1.  the per share net asset value of the
                                    fund portfolio, times the number of shares
                                    held before the purchase or redemption of
                                    any shares on the valuation date; minus
                                2.  the daily M&E charge (if applicable); minus
                                3.  the administrative charge (if
                                    applicable); minus
                                4.  any optional riders fees; minus
                                5.  any taxes payable by the separate account;
                                    divided by the total number of accumulation
                                    units held in the subaccount on the
                                    valuation date, before the purchase or
                                    redemption of any units on that date.
----------------------------- --------------------------------------------------

FEES, CHARGES, DEDUCTIONS

Certificate Fee                 We may deduct a Certificate fee in the amount
                                and frequency shown on the Information page.
                                This fee is deducted from any subaccounts in the same proportion as the balances are held in any subaccounts. We may change this fee in the future as long as it is not more than the maximum fee shown on the Information page.

Fees Charged By Portfolios      Each subaccount charges fees and expenses
                                separate and apart from this Certificate. These fees are not deducted from the Contract Value.
                                Instead, they are reflected in the daily value of the portfolio shares which, in turn, will affect the accumulation unit value of the subaccounts. See this Certificate's prospectus and any series fund portfolio prospectuses for more information about these fees and expenses.

*Mortality and Expense
Charge (M&E)                    We may deduct a risk charge against your
                                subaccount value. The percentage rate and frequency that will be deducted are shown on the Information page. We deduct this M&E charge from your subaccount value only on a pro-rata basis and not from Contract Value allocated to any fixed interest options. We may declare any M&E charge in the future providing it is lower than the maximum M&E charge shown on the Information page. This fee is reflected in the accumulation unit value of each subaccount. *(May not be applicable to this product. Please refer to the Information Page for details.)

Optional Feature Fees and
Charges We deduct a charge for each optional feature that you select from your subaccount value. The percentage rate and frequency that will be deducted are shown on the Information page. We deduct this charge from your subaccount value only on a pro-rata basis. We may declare any option feature charge in the future providing it is lower than the maximum charge shown on the Information page. This fee is reflected in the accumulation unit value of each subaccount.

Withdrawal Charge               If you partially or fully withdraw the
                                Certificate, a withdrawal charge may be
                                deducted. A charge may also be imposed on withdrawals and at annuitization. Refer to the withdrawals section for all of the information.

Administration Charge           The percentage rate and frequency that will be
                                deducted are shown on the Information page. We
                                deduct this administration charge from your
                                subaccount value only on a pro-rata basis. We
                                may declare any administration charge in the
                                future provided it is lower than the maximum
                                administration charge shown on the Information
                                page. This fee is reflected in the accumulation
                                unit value of each subaccount.
Transfer Fee                    The first 20 transfers per Contract Year from
                                Subaccounts or the General Account are free. A transfer fee may be imposed for any transfer in excess of 20 per Contract Year. The transfer fee is deducted pro rata from balances in all subaccounts and General Account options receiving the amount transferred on a first-in first-out basis.

Waiver of Charges,
Fees, Deductions                When the Certificate is sold in a manner that
                                results in a savings of sales or administrative costs, we reserve the right to waive all or part of any fees, expenses, or charges.

-------------------------------- -----------------------------------------------

TRANSFERS
Transfers                       Prior to the annuity date, you may transfer
                                amounts among any subaccount options subject to any transfer limitations or requirements. The transfer will take effect at the end of the business day during which the transfer request is received.

                                We may limit or prohibit transfers that we, or the managers of the underlying portfolio, judge to be excessive or to be detrimental to portfolio management for the benefit of our Owners. Transfers will be made on a FIFO basis. Refer to the transfer fee provision or Information page for any information.

-------------------------------- -----------------------------------------------

Full Withdrawal                 Before the annuity date, this Certificate may be
                                surrendered in full for its withdrawal value.
                                The amount paid will equal the withdrawal value as of the date we receive your Written Request.
                                OM FCDVA BA-C 2007

Withdrawal Charge               If applicable, a withdrawal charge may be
                                imposed on withdrawals and at annuitization.

                                The withdrawal charge is calculated by
                                multiplying the portion of the Contract Value withdrawn attributable to any given contributions, less any free withdrawal amounts, with the difference subject to a maximum equal to un-liquidated contributions (un-liquidated contributions are the remaining contributions paid that weren't previously withdrawn and subject to withdrawal charges), by the applicable withdrawal charge percentage shown on the Information page.

                                Any free withdrawals are not considered a liquidation of contributions for purposes of withdrawal charges.

                                The Contract value withdrawn consists of the amount paid upon a withdrawal request or applied to an annuity option, and any withdrawal charges thereon.

Deferral of Payment             Generally, upon your partial or full withdrawal
                                of the Contract, we will pay any amounts payable from the separate account within 7 business days after your Written Request. Any payments or transfers to or from any subaccounts or into any fixed interest options may be delayed after our receipt of the request under certain circumstances. These circumstances include:
                                1. a closing of the New York Stock
                                   Exchange other than on a regular holiday or weekend; or
                                2. a trading restriction by the SEC; or
                                3. the SEC by order permits the postponement
                                   for the protection of Owners; or
                                4. an emergency declared by the SEC, as a
                                   result of which disposal of securities
                                   is not reasonably practicable, or it is
                                   not reasonably practicable to determine
                                   the value of the assets of the separate
                                   account.

                                Subject to obtaining prior written approval from the insurance commissioner, if required by law of the state where the Certificate is delivered, we may defer payment or transfers from our general account for a period of not more than 6 months after we receive the request.

DEATH BENEFIT

Death Benefit Payable           The death benefit payable equals the Withdrawal
                                Value. Any death benefit payable is calculated as of the date proof of death satisfactory to us is received at our home office or any administrative office we maintain. Funds will remain in existing subaccounts or fixed interest options until all death benefit proceeds have been distributed. As a result the actual death benefit paid may be greater than or less than the death benefit payable calculated when proof of death is received. In the case of multiple beneficiaries, the portion of any death benefit payable to each beneficiary will be calculated using the latter of the date your certified death certificate is received or the date each beneficiary's proof of claim is received at our home office or any administrative office that we maintain.

Death  of Owner                 Ownership Succession At your death, ownership of
                                this Certificate will pass to the person(s) living on the date of your death in the order which follows:
                                o   Surviving joint Owner, if any
                                o   Beneficiary
                                o   Contingent beneficiary
                                o   Estate of the last Owner to die

                                If more than one natural person succeeds to the ownership rights of this Certificate, then such persons will own this Certificate as joint Owners. Any instructions or designations of the prior Owner(s) will continue unless changed in accordance with this certificate by the succeeding Owner(s).

                                Death Before Annuity Date If you die before the annuity date, the successor Owner(s) must fully withdraw and receive a distribution of the entire proceeds of this Certificate within 5 years of your death except that:
                                o   If a natural person continues or
                                    succeeds to ownership of this
                                    Certificate, such person may begin
                                    receiving annuity payments with respect
                                    to that person's proportionate interest
                                    within 1 year from the date of your
                                    death (or within any longer period of
                                    time permitted under the Code), provided annuity payments are distributed over such person's life or over a period not extending beyond the life expectancy of such person; and
                                o   If the spouse (as defined under the
                                    Code) of the first Owner to die
                                    continues or succeeds to Ownership of
                                    this Certificate, he or she is not
                                    required to withdraw/withdrawal his or
                                    her proportionate interest in the
                                    Certificate or receive any payments
                                    until the annuity date or, if earlier,
                                    until such spouse's death, in which case the Death of Owner provision will apply.

                                Death on or After Annuity Date No distribution, other than the annuity payments as scheduled, will be made if you die on or after the annuity date unless you were also the last surviving annuitant, in which case this section's Death of Annuitant provision will apply.

Death of Annuitant              Death Before Annuity Date Except as provided in
                                this section's Special Annuitant Rules for Nonnatural Owners provision, no distribution is required nor will any death benefit be paid if an annuitant dies before the annuity date unless the deceased annuitant is also an Owner, in which case this section's Death of Owner--Death
                                Before Annuity Date provision will apply. If the last remaining annuitant dies before the annuity date, then the current Owner or Owner's designee will become the annuitant.

                                Death on or After Annuity Date At the death of the annuitant(s) on or after the annuity date, the death benefit, if any, will be as described for the annuity option in effect. No death benefit will become payable until you notify us of the death of the annuitant(s), provide us with the required proof of death and other information, and, if required, return this certificate to us. A death benefit will not be paid under annuity options 3, 4, or 6, or after the guaranteed benefits have been paid.

                                Any death benefit due will be paid to the person(s) living on the date of such death in the order which follows:
                                o   Owner(s) or surviving joint Owner, if any
                                o   Beneficiary
                                o   Contingent beneficiary
                                o   Estate of the last Owner to die

                                The recipient of any death benefit may name one or more persons to receive any remaining death benefit after such recipient's death. If no such beneficiary is named, any unpaid portion of the death benefit will be paid to the deceased recipient's estate. The death benefit may be paid in the form of a lump sum or the remaining guaranteed annuity payments, as scheduled instead of in a lump sum. Except for a death benefit under annuity option 7, any lump sum payment will be equal to the commuted value. The commuted value is determined by discounting the remaining guaranteed annuity payments at an annually compounded interest rate(s) which is
                                (are) 1% more than the rate(s) used by us to determine those payments. The 1% increase in the discount rate(s) results in a decrease in the value received. The commuted value will always be less than the sum of the remaining guaranteed annuity payments. The commuted value will be calculated as of the date such payment will be made.

                                Any election to receive a form of payment other than that provided under the annuity option in effect must be made within 60 days of the date the death benefit first becomes payable.

Special Rules for Nonnatural
Owners If a nonnatural person is named as Owner, then this Certificate must be fully withdrawn and the entire amount distributed within 5 years of:
                                o  The death of the annuitant or a joint
                                   annuitant if before the annuity date; or
                                o  A change in the annuitant or joint annuitant.

ANNUITY BENEFITS

Instead of taking a lump sum, you may begin receiving fixed annuity payments as described in this section at any time.

Annuity Payments                The annuity payments will:
                                o  Start at the end of the first payment
                                   period following the annuity date.
                                o  Be paid to the Owner(s) or his or her
                                   (their) designee.
                                o  Be paid on a monthly, quarterly,
                                   semi-annual, or annual basis, as chosen
                                   by you before the annuity date.
                                o  Cease at the death of all annuitants, in
                                   which case the Death of Annuitant-Death
                                   on or After Annuity Date provision in
                                   the Death Benefit section may apply.

Annuity Payment Amount          You may elect to convert your withdrawal value
                                to an annuity option, subject to any
                                requirements. The amount of your annuity payments will depend on the:
                                o  Withdrawal value;
                                o  Annuity option chosen;
                                o  Payment frequency chosen; and
                                o  Age and sex of the annuitant.

                                The annuity payments will not be less than those reflected in the Table of Guaranteed Monthly Payments.

Misstatement of Birth Date
or Sex Before making any annuity payment, we may require proof of each annuitant's birth date and sex. If the birth date or sex of any annuitant is misstated, we will adjust the amount to be paid by us. It will be that which would have been paid if the correct birth date or sex had been stated.

                                For misstatements which result in underpayments, we will include the full amount of the underpayment in our next payment; and add interest of 6% per year to that payment.

                                For misstatements which result in overpayments, we will spread the full amount of the overpayment over the remaining guaranteed payment period, if any, or 10 years, whichever is less; deduct a level portion of that amount from each of those future payments; and charge interest of 6% per year against the balance of the amount overpaid.

Annuity Date                    This is the date that annuity payments begin.
                                Unless otherwise changed as provided below, the annuity date is shown on the Information page.
                                This Certificate will be issued with an annuity date, which is the later of:
                                o   The anniversary nearest the annuitant's, or
                                    the oldest annuitant's if a second annuitant is named, 90th birthday; or
                                o   14 years from the date of issue.

                                In no event may any annuity date be later than the Certificate anniversary following the annuitant's (or the oldest annuitant's if a second annuitant is named) 100th birthday. If you requested a specific annuity date on the application, that date is shown. You may change the annuity date by Written Request before it actually begins, provided it does not extend beyond the anniversary following the oldest annuitant's 100th birthday, or earlier, as required by any applicable state law.

Annuity Date (Cont'd)           This annuity date is determined by the age of
                                the annuitant(s) named in the application and may not be extended by a change in annuitant(s);
                                except that this date may be based on a
                                successor annuitant's birth date if such annuitant is the Owner and was married to the first Owner at such Owner's death. The Owner should consult a tax advisor regarding any tax impact of such a change.

Annuity Options                 There are seven annuity options available under
                                this Certificate. You may elect to receive payments under any annuity option described in the Certificate or under any other annuity option which we may then offer. Unless another annuity option and payment frequency are requested before the annuity date, monthly payments will be made under
                                o   Annuity option 2 with a guaranteed
                                    period of 10 years, if there is only
                                    one annuitant.
                                o   Annuity option 5 with 50% joint
                                    annuitant payments and a guaranteed
                                    period of 10 years, if there is a
                                    second annuitant.

                                We reserve the right to pay your withdrawal value in a lump sum if the amount to be applied to any annuity option is less than $2,000; if you have paid no additional contributions during the prior 36-month period; or if any annuity payment would be less than $100.

Descriptions of Annuity
Options Descriptions of the annuity options follow. The tables of guaranteed payments follow. Any fixed or guaranteed periods under annuity options 1, 2, and 5 may not be less than 5 years or more than 25. Any reduced rates under annuity options 4, 5, and 6 following the death of an annuitant must be based on whole percentages and in no case may be less than 25% of the joint life income amount.

Annuity Option 1 -
Income for a Fixed Period       The payments are made during the annuitant's
                                lifetime, and are guaranteed for the number of years and months chosen. If the annuitant dies before the end of the fixed period, a death benefit, consisting of a lump sum amount equal to the commuted value, will be paid. The recipient of the death benefit may elect to receive the remaining guaranteed annuity payments, as scheduled, instead of the commuted value.

Annuity Option 2  -
Life Income With a Guaranteed
Period Payments are guaranteed for the number of years chosen. If the annuitant is alive at the end of the guaranteed period, payments will continue for as long as the annuitant is alive. If the annuitant dies before the end of the guaranteed period, a death benefit, consisting of the remaining guaranteed annuity payments, as scheduled, will be paid.

Annuity Option 3  -
Life Income With No Lump Sum
Refund at  Death                Payments will be made to the payee for as long
                                as the annuitant is alive. The payments stop after the annuitant's death.

Annuity Option 4  -
Joint and Contingent Life
Income Payments will be made for as long as either the annuitant or contingent annuitant is alive. The payments will:
                                o Be paid in the joint life income amount
                                  while both the annuitant and contingent
                                  annuitant are alive.
                                o Continue to be paid in that amount
                                  during the annuitant's lifetime at the
                                  contingent annuitant's death.
                                o Continue to be paid after the death of
                                  the annuitant at the reduced rate
                                  requested and for as long as the
                                  contingent annuitant survives.
                                o Cease at the death of both the
                                  annuitant and contingent annuitant.

Annuity Option 5  -
Joint and Survivor Income
With Guaranteed Period          Payments are guaranteed for the number of years
                                chosen. If either the annuitant or joint annuitant is alive at the end of the guaranteed period, payments will continue for as long as either is alive. The payments will:
                                o    Be paid in the joint life income amount
                                     while both the annuitant and joint
                                     annuitant are alive.
                                o    Continue to be paid after the death of
                                     either annuitant at the rate requested and for so long as the remaining annuitant survives.

                                If the annuitant and joint annuitant die before the end of the guaranteed period, a death benefit, consisting of the remaining guaranteed annuity payments, as scheduled, at the rate which applies after the death of either annuitant, will be paid.

Annuity Option 6 -              Payments will be made for as long as either the
Joint and Survivor Life Income  annuitant or joint annuitant is alive. The payments will:
                                o Be paid in the joint life income amount
                                  while both the annuitant and joint
                                  annuitant are alive.
                                o Continue to be paid after the death of
                                  either annuitant at the rate requested
                                  and for so long as the remaining
                                  annuitant survives.
                                o Cease at the death of both the annuitant
                                  and joint annuitant.

Annuity Option 7 -
Life Income With Lump
Sum Refund at Death             Payments will be made for as long as the
                                annuitant is alive. If the annuitant dies before the total amount of the payments made equals the value applied to this annuity option, a death benefit, consisting of a lump sum equal to such value, less any annuity payments previously made, will be paid.

TABLES OF GUARANTEED MONTHLY PAYMENTS*

Amount for Each $1,000 Applied

Annuity Option 1.  Income for a Fixed Period

----------------- --------------- -------------- --------------- -------------- ---------------
     Period                          Period                         Period
    (Years)          Payment         (Years)        Payment         (Years)        Payment
----------------- --------------- -------------- --------------- -------------- ---------------
       5              $17.73            8            $11.49           15            $6.65
       6              14.96             9            10.34            20             5.29
       7              12.98            10             9.41            25             4.47
----------------- --------------- -------------- --------------- -------------- ---------------

Annuity Option 2.  Life Income With a Guaranteed Period

----------- -----------------------------------------------------------------------------------
   Age                          Number of Payments for a Guarantee Period
----------- -----------------------------------------------------------------------------------
                        120                         180                         240
----------- ------------- -------------- ------------- ------------- ------------- ------------
                Male         Female          Male         Female         Male        Female
----------- ------------- -------------- ------------- ------------- ------------- ------------

    50         $3.27          $3.11         $3.26         $3.10         $3.24        $3.09
    55          3.51          3.31           3.49          3.30          3.45         3.28
    56          3.57          3.36           3.54          3.35          3.50         3.33
    57          3.62          3.41           3.60          3.39          3.55         3.37
    58          3.68          3.46           3.65          3.44          3.60         3.42
    59          3.75          3.51           3.71          3.50          3.66         3.47
    60          3.81          3.57           3.77          3.55          3.71         3.52
    61          3.88          3.63           3.84          3.61          3.77         3.57
    62          3.95          3.69           3.90          3.67          3.83         3.63
    63          4.03          3.76           3.97          3.73          3.89         3.68
    64          4.11          3.83           4.05          3.80          3.95         3.74
    65          4.19          3.90           4.12          3.86          4.01         3.80
    66          4.28          3.98           4.20          3.94          4.08         3.87
    67          4.37          4.06           4.28          4.01          4.14         3.93
    68          4.47          4.14           4.37          4.09          4.21         4.00
    69          4.57          4.23           4.45          4.17          4.28         4.07
    70          4.68          4.33           4.55          4.26          4.34         4.14
    75          5.31          4.89           5.04          4.74          4.68         4.51
----------- ------------- -------------- ------------- ------------- ------------- ------------

Annuity Option 3.  Life Income

----------------- ------------------------------ --------- ------------------------------------
      Age                    Payment               Age                   Payment
-----------------                                ---------
                       Male          Female                        Male             Female
----------------- --------------- -------------- --------- ----------------- ------------------

       50             $3.28           $3.11         63          $4.07              $3.78
       55              3.53           3.32          64           4.15              3.85
       56              3.59           3.37          65           4.24              3.93
       57              3.64           3.42          66           4.34              4.01
       58              3.71           3.47          67           4.44              4.09
       59              3.77           3.53          68           4.55              4.18
       60              3.84           3.58          69           4.66              4.28
       61              3.91           3.65          70           4.78              4.38
       62              3.99           3.71          75           5.52              5.00
----------------- --------------- -------------- --------- ----------------- ------------------
                                       20

TABLES OF GUARANTEED MONTHLY PAYMENTS (Cont'd)*

Annuity Option 4.  Joint Life Income With 50% Contingent Annuitant Payments

--------------- -------------------------------------------------------------------------------
   Male 1st                                  Female 2nd Annuitant
  Annuitant
--------------- ------------- ------------ ------------- ------------ ------------- -----------
     Age             50           55            60           65            70           75
--------------- ------------- ------------ ------------- ------------ ------------- -----------

      50           $3.08         $3.13        $3.17         $3.20        $3.22        $3.24
      55            3.22         3.28          3.34         3.39          3.43         3.46
      60            3.37         3.46          3.54         3.61          3.68         3.73
      65            3.54         3.65          3.75         3.86          3.96         4.05
      70            3.73         3.86          4.00         4.14          4.29         4.42
      75            3.95         4.10          4.27         4.46          4.66         4.87
--------------- ------------- ------------ ------------- ------------ ------------- -----------

--------------- -------------------------------------------------------------------------------
  Female 1st                                  Male 2nd Annuitant
  Annuitant
--------------- ------------- ------------ ------------- ------------ ------------- -----------
     Age             50           55            60           65            70           75
--------------- ------------- ------------ ------------- ------------ ------------- -----------

      50           $3.01         $3.04        $3.06         $3.07        $3.09        $3.09
      55            3.15         3.19          3.23         3.26          3.28         3.29
      60            3.30         3.37          3.42         3.47          3.51         3.54
      65            3.48         3.57          3.65         3.73          3.79         3.84
      70            3.68         3.79          3.91         4.02          4.12         4.20
      75            3.91         4.05          4.20         4.36          4.51         4.65
--------------- ------------- ------------ ------------- ------------ ------------- -----------

Annuity Option 5.  Joint and 50% Survivor Life Income With a 10 Year Guaranteed Period

--------------- -------------------------------------------------------------------------------
   Male 1st                                  Female 2nd Annuitant
  Annuitant
--------------- ------------- ------------ ------------- ------------ ------------- -----------
     Age             50           55            60           65            70           75
--------------- ------------- ------------ ------------- ------------ ------------- -----------

      50           $3.19         $3.29        $3.41         $3.56        $3.73        $3.92
      55            3.30         3.41          3.54         3.70          3.88         4.09
      60            3.42         3.54          3.69         3.86          4.05         4.28
      65            3.57         3.70          3.86         4.04          4.26         4.51
      70            3.73         3.88          4.05         4.26          4.50         4.78
      75            3.92         4.08          4.27         4.50          4.77         5.09
--------------- ------------- ------------ ------------- ------------ ------------- -----------

--------------- -------------------------------------------------------------------------------
  Female 1st                                  Male 2nd Annuitant
  Annuitant
--------------- ------------- ------------ ------------- ------------ ------------- -----------
     Age             50           55            60           65            70           75
--------------- ------------- ------------ ------------- ------------ ------------- -----------

      50           $3.19         $3.30        $3.42         $3.57        $3.73        $3.92
      55            3.29         3.41          3.54         3.70          3.88         4.08
      60            3.41         3.54          3.69         3.86          4.05         4.27
      65            3.56         3.70          3.86         4.04          4.26         4.50
      70            3.73         3.88          4.05         4.26          4.50         4.77
      75            3.92         4.09          4.28         4.51          4.78         5.09
--------------- ------------- ------------ ------------- ------------ ------------- -----------
                                       21

TABLES OF GUARANTEED MONTHLY PAYMENTS (Cont'd)*

Annuity Option 6.  Joint and 50% Survivor Life Income Payments

------------- --------------------------------------------------------------------------------
  Male 1st                                 Female 2nd Annuitant
 Annuitant
------------- -------------- ------------ ------------ ------------ ------------- ------------
    Age            50            55           60           65            70           75
------------- -------------- ------------ ------------ ------------ ------------- ------------

     50           $3.19         $3.29        $3.41        $3.56        $3.73         $3.92
     55           3.30          3.41         3.54         3.70          3.88         4.09
     60           3.42          3.54         3.69         3.86          4.05         4.28
     65           3.57          3.70         3.86         4.04          4.26         4.51
     70           3.73          3.88         4.05         4.26          4.50         4.78
     75           3.92          4.08         4.27         4.50          4.77         5.09
------------- -------------- ------------ ------------ ------------ ------------- ------------


------------- --------------------------------------------------------------------------------
 Female 1st                                 Male 2nd Annuitant
 Annuitant
------------- -------------- ------------ ------------ ------------ ------------- ------------
    Age            50            55           60           65            70           75
------------- -------------- ------------ ------------ ------------ ------------- ------------

     50           $3.19         $3.30        $3.42        $3.57        $3.73         $3.92
     55           3.29          3.41         3.54         3.70          3.88         4.08
     60           3.41          3.54         3.69         3.86          4.05         4.27
     65           3.56          3.70         3.86         4.04          4.26         4.50
     70           3.73          3.88         4.05         4.26          4.50         4.77
     75           3.92          4.09         4.28         4.51          4.78         5.09
------------- -------------- ------------ ------------ ------------ ------------- ------------

Annuity Option 7.  Life Income With Lump Sum Refund at Death
----------------- ------------------------------ --------- ------------------------------------
      Age                    Payment               Age                   Payment
-----------------                                ---------
                       Male          Female                        Male             Female
----------------- --------------- -------------- --------- ----------------- ------------------

     50             $3.19            $3.06            63            $3.81          $3.62
     55             3.39              3.24            64            3.88            3.68
     56             3.44              3.28            65            3.94            3.74
     57             3.48              3.32            66            4.01            3.81
     58             3.53              3.37            67            4.09            3.87
     59             3.58              3.42            68            4.16            3.94
     60             3.64              3.46            69            4.24            4.02
     61             3.69              3.52            70            4.32            4.09
     62             3.75              3.57            75            4.79            4.54
------------- ------------------ --------------- -------------- -------------- ---------------


--------------------------------------------------------------------------------
*For ages, periods, and rates not shown, we will furnish the amount of payment on request. The guaranteed monthly payments are based on a 2.5% effective annual interest rate and the US Annuity 2000 Sex-Distinct Tables with a 10-year age setback.
--------------------------------------------------------------------------------

              GROUP FLEXIBLE CONTRIBUTION DEFERRED VARIABLE ANNUITY

                   Investment Experience Reflected in Benefits
          Variable, and Fixed Interest Accumulation Before Annuity Date
             (According to Your Allocation and if Attached by Rider)
                Annuity Payments Payable in Fixed Dollar Amounts
               Death Benefit Proceeds Payable Before Annuity Date
                                Nonparticipating



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